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                                                                    EXHIBIT 11.1
                           SYQUEST TECHNOLOGY, INC.
                       COMPUTATION OF EARNINGS PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

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

                                                Three months ended December 31,
                                                    1997              1996
                                                -----------        ---------
Net (Loss)                                        $ (36,815)       $  (6,814)

Value assigned to warrants issued in
conjunction with preferred stock offerings           (2,100)               -

Cumulative preferred stock dividends                    (80)            (573)

Effect of incremental yield embedded
   in conversions terms                                   -           (5,300)
                                                  ---------        ---------

Net (loss) applicable to common stockholders      $ (38,995)       $ (12,687)


Weighted average shares                              68,939           14,673


Basic and diluted (loss) per share                $   (0.57)       $   (0.86)
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